EXHIBIT 10.19

Summary of 2005 Management Incentive Compensation Plan

Overview and Purpose

This plan (the “2005 Bonus Plan”) was adopted by the Board of Directors of Genitope Corporation on April 1, 2005 and is designed to offer incentive compensation to officers and senior director and director level employees of Genitope Corporation by rewarding achievement of specifically measured corporate goals and individual goals that are consistent with and support overall corporate goals.

Administration

The 2005 Bonus Plan will be administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and the Chief Executive Officer. The Compensation Committee will be responsible for approving, or recommending to the Board of Directors for approval, any incentive awards to executive officers of Genitope Corporation, including any incentive awards to the Chief Executive Officer.

Eligibility

Each officer and senior director and director level employee of Genitope Corporation is eligible to participate in the 2005 Bonus Plan.

Corporate and Individual Performance

The Compensation Committee has approved a list of overall corporate objectives for 2005, which include the achievement of performance targets with respect to the Company’s clinical affairs, regulatory objectives, financial metrics and manufacturing and facility related objectives. Each participant is also subject to a list of key individual performance objectives. The 2005 Bonus Plan provides for the payment of cash bonuses to participants if individual and corporate performance criteria are achieved during fiscal 2005.

Target Cash Bonus Amount

The 2005 Bonus Plan provides a target cash bonus amount for each officer and senior director and director level employee of Genitope Corporation, expressed as a percentage of his or her base salary for each participant.

Performance Measurement

The 2005 Bonus Plan provides for the following scale to be used to determine the actual award multiplier for bonus calculations based upon measurement of corporate and individual performance versus objectives. Separate payment multipliers will be established for both the individual and the corporate components of each award.

Performance Category		Award Multiplier
Target:	Performance achieved the objective.	100%
Threshold:	Performance met minimum threshold of the objective.	50%
Exceeds:	Performance exceeded the objective.	150%